EXHIBIT 10.1

Bowater Incorporated
Outside Directors’ Stock-Based Deferred Fee Plan

     1. Purpose. The purpose of this Bowater Incorporated Outside Directors’ Stock-Based Deferred Fee Plan (the “Plan”) is to provide equity based compensation as a component of the compensation of the Outside Directors of the Board of Directors (the “Board”) of Bowater Incorporated (the “Company”).

     2. Effective Date. The Plan shall be effective as of May 11, 2005 (the “Effective Date” of the Plan).

     3. Eligibility. Participation in the Plan shall be extended to Outside Directors.

     4. Administration. The Executive Committee of the Board or such members of the Board as are selected by the Board from time to time (the “Committee”) shall administer the Plan, provided that the Committee may delegate responsibility for administration to such person or persons as it deems appropriate from time to time. Subject to the express provisions of the Plan, the Committee shall have the authority to do all things that it may deem necessary or desirable in connection with the administration of the Plan, including without limitation (a) to establish, modify and revoke rules relating to the Plan; (b) to interpret the terms of the Plan, any rules under the Plan and the terms and conditions of any award or benefit under the Plan; (c) to approve the form and content of any documentation relating to awards or benefits under the Plan or Plan administration; and (d) consistent with the express provisions of the Plan, to approve, establish and amend (subject to the benefit recipient’s consent except for amendments pursuant to paragraph 19) the terms governing a benefit under the Plan. All determinations, interpretations and decisions made by the Committee under or with respect to the Plan shall be final, conclusive and binding on the Company, and Directors and any beneficiary of a benefit. No member of the Committee shall be liable for any action taken in good faith with respect to the Plan.

     5. Stock Units Subject to Plan. A “Stock Unit” means the right to receive payment in cash in an amount equal to the Fair Market Value of one share of Stock, determined as of the Distribution Date with respect to that Stock Unit.

     6. Deferred Retainer Benefits. Outside Directors shall be eligible for Deferred Retainer Benefits under the Plan in accordance with the following:

(a)	If an individual is an Outside Director on the date immediately after the date of the Company’s annual shareholders meeting (the “Crediting Date” under this paragraph (a)), the Deferred Retainer Account of such individual will be credited with a Deferred Retainer Benefit of Stock Units representing shares of Stock having a Fair Market Value of $15,000 (with such Fair Market Value determined as of the Crediting Date).

(b)	If an individual becomes an Outside Director other than on the date of the Company’s annual shareholders meeting then, on the date he becomes an Outside Director (the “Crediting Date” under this paragraph (b)), the Deferred Retainer Account of such individual will be credited with a Deferred Retainer Benefit of Stock Units representing shares of Stock having a Fair Market Value of $15,000 (with such Fair Market Value determined as of the Crediting Date), provided that such $15,000 amount shall be subject to a pro-rata reduction to reflect the portion of the period during which he was not an Outside Director between the most recent prior annual shareholders meeting prior to his becoming an Outside Director and the expected date of the next annual meeting.

     7. Deferred Retainer Account. As of the Effective Date or, if later, the date on which an individual becomes an Outside Director, the Company shall establish a bookkeeping account in the name of each Outside Director (the Outside Director’s “Deferred Retainer Account”), which shall be adjusted as follows:

(a)	As of the Crediting Date with respect to the Outside Director’s Deferred Retainer Account, such Deferred Retainer Account will be increased to reflect the number of Stock Units to be credited as of that date in accordance with paragraph 6.

(b)	With respect to dividend record dates occurring during the period in which Stock Units are credited to an Outside Director’s Deferred Retainer Account, such Deferred Retainer Account will be increased to reflect dividends payable with respect to Stock, with the Deferred Retainer Account to be increased by the number of Stock Units equal to the number of shares of Stock which could be purchased with the dividends payable with respect to the Stock Units credited to the Outside Director’s Deferred Retainer Account as of the record date for that dividend (determined as though each Stock Unit was a share of Stock), and based on the Fair Market Value of such stock at the time such dividends are paid.

(c)	As of the date of distribution with respect to any Stock Units in accordance with paragraph 9, the Outside Director’s Deferred Retainer Account will be reduced by the number of Stock Units as to which distribution to the Outside Director is made.

     8. Vesting.

(a)	Notwithstanding the provisions of paragraph (b) below, a Director will be vested in his Deferred Retainer Account balance on the date he ceases to be a member of the Board if any of the following apply to him:

(i)	At the time he ceases to be a member of the Board, he has completed five years of Service in Continuous Service.

(ii)	He ceases to be a member of the Board by reason of his death or Disability.

(iii)	He is a member of the Board immediately prior to a Change in Control of the Company and is removed from or not renominated to his directorship following such Change in Control.

(b)	A Director shall forfeit his Deferred Retainer Account balance if he is not vested in his Deferred Retainer Account balance on the date he ceases to be a member of the Board.

     9. Distributions. As soon as practicable after a Director’s Distribution Date, he shall receive a lump sum cash payment in settlement of the vested balance in his Deferred Retainer Account as of such Distribution Date. The amount of such cash payment shall equal the Fair

Market Value of Stock represented by such Stock Units, with such value determined as of the Director’s Distribution Date. As of the Director’s Distribution Date, and except as otherwise expressly provided in this Plan, the Director shall receive no payment with respect to his Deferred Retainer Account balance if he is not vested on the Distribution Date, and such balance shall be forfeited. A Director’s “Distribution Date” shall be the first day on which he ceases to be in Service.

     10. Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spinoff or other distribution (other than normal cash dividends) of Company assets to shareholders or any other change affecting the Stock, the Committee may make such adjustments to the amount payable with respect to the Stock Units that the Committee, in its sole discretion, may deem appropriate to reflect such change.

     11. Voting Rights. A Director shall not be a shareholder of record with respect to the Stock Units and shall have no voting rights with respect to the Stock Units.

     12. Transferability. Rights under the Plan may not be sold, assigned, pledged, alienated or otherwise transferred or encumbered except by will or the laws of descent and distribution.

     13. Covenants of Director. As a condition of participation in this Plan, each participating Outside Director agrees to the following:

(a)	During Continuation Of Service. As long as a Director continues in Service, the Director shall devote his best efforts and undivided loyalty to the Company, and devote such time to his tasks as a Director as shall be required to discharge his obligations to the best of his abilities.

(b)	Following Retirement. If a Director’s Service to the Company terminates under circumstances which obligate the Company to make payments under the provisions of paragraph 9, the Director shall not, for a period of five years thereafter, serve as a principal, director, officer or employee of a corporation or other entity which competes directly or indirectly with the Company or any of its Affiliates in any geographic area where the Company or any of its Affiliates is conducting or actively proposing to conduct its business, and shall be available to the Company at the mutual convenience of the parties, from time to time, to consult with the Company in an advisory capacity if, and when, the Director is reasonably requested to do so by the Company.

     14. Remedies of the Company. Upon the occurrence of any one or more of the following circumstances:

(a)	if the Director’s Service is terminated whether by the Director, by the Company or its shareholders, for any reason prior to the Director’s completion of five years of Service in Continuous Service;

(b)	if the Director is at any time removed from incumbency as a Director for reasons deriving from his gross negligence or misconduct, detrimental to the business interests of the Company, or for criminal conduct of any type (regardless of the effect thereof on the business interest of the Company); or

(c) if the Director at any time fails to comply with the requirements of paragraph 13;

then and in any such event the Company’s obligation to pay or provide benefits hereunder to any such Director shall automatically cease and terminate, and neither said Director nor any other person claiming any benefit pursuant to said Director’s participation in this Plan shall have any rights, claims or causes of action hereunder against the Board, the Company or any person acting on their behalf. The Company’s sole remedy for breach by the Director of the provisions of paragraph 13 shall be to cease paying or providing benefits pursuant to the provisions of paragraph 9, but this shall not preclude the Company from recovering from a Director damages inflicted on the Company or its Affiliates by conduct of a Director which renders the Director liable to the Company independently of the fact that such conduct constitutes a breach of the Director’s covenants in paragraph 13.

     15. Limitation Of Rights of the Director. Inclusion under the Plan shall not give a Director any right or claim to a benefit, except as specifically defined in this Plan. The establishment of the Plan shall not be construed as giving any Director a right to be continued in Service as a Director of the Company.

     16. No Assignment Of Benefits. Awards under the Plan are not transferable except as designated by the Outside Director by will or by the laws of descent and distribution.

     17. Payments To Incompetents. In the event that any payment hereunder becomes payable to a person adjudicated to be incompetent, payment thereof to the guardian or legal representative of such person shall constitute full and complete compliance herewith and entitle the Company to discharge with respect thereto.

     18. Construction. The decision of the Committee on all matters concerning the interpretation and administration of this Plan shall be final. Each Director agrees, as a condition to participation herein, to be bound by all actions and interpretations regarding this Plan by the Committee. Neither the Board, the Committee, any individual Director nor any persons acting on their behalf shall be subject to any liability to any Director or other person in the construction and administration of this Plan.

     19. Amendment Or Termination. The Company reserves the right at any time, and from time to time, by action of a majority of the Board at a meeting at which all members thereof are present and voting or the required notice of which contained an accurate summary of the action proposed for vote, to amend, in whole or in part, any or all of the provisions of this Plan including the right to terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect benefits under this Plan already being paid or having become unconditionally payable pursuant to the terms hereof either due to Director’s completion of five years of Service in Continuous Service prior to the date of such amendment or termination, or because the Director was removed from or not renominated to his directorship (whether before or after such amendment or termination) under circumstances entitling the Director to vesting in his Deferred Retainer Account balance.

     20. Funding. The Company’s obligations under this Plan shall be unfunded, and the Company shall not be obligated under any circumstances to fund its obligations under this Plan. The Company may, however, at its sole and exclusive option, informally fund all or a part of this Plan. If the Company decides upon such informal funding, the manner, continuance or discontinuance of such informal funding shall be the sole and exclusive decision of the Company.

     21. Governing Law. This Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware and, subject to paragraph 19 above, shall be binding upon the Company and its successors, including any successor which acquires all or substantially all of the assets of the Company.

     22. Definitions. The following words and phrases, when used in this Plan with an initial capital letter, unless the context clearly indicates otherwise, shall have the following meanings, or the meanings as set forth elsewhere in this Plan. Wherever applicable the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

(a)	The term “Affiliate” means any Company directly or indirectly controlled by, controlling, or under common control with the Company.

(b)	The term “Board” means the Board of Directors of the Company.

(c)	The term “Change in Control” shall have the meaning ascribed to it in the Company’s 2002 Stock Option Plan, as it may be amended from time to time. In the event that awards cease to be made under the 2002 Stock Option Plan, and the Company establishes a successor to the 2002 Stock Option Plan that contains a definition of “Change in Control,” the definition of “Change in Control” in the successor plan shall be substituted as the definition for “Change in Control” under this Plan. Nothing in this Plan, the 2002 Stock Option Plan, or a successor to the 2002 Stock Option Plan shall be construed to require the consent of any individual Outside Director with respect to the definition of Change in Control.

(d)	The term “Company” shall mean Bowater Incorporated.

(e)	The term “Continuous Service” shall mean incumbency as a Director without interruption. For the purpose hereof, Continuous Service shall include periods of incumbency during periods of being disabled (if the Director has not left the Board by reason of a Disability) or leave of absence granted by the Company, and shall include periods before and periods after the Effective Date.

(f)	The term “Director” shall mean any individual who is elected and qualifies to serve as a member of the Board. At all times of incumbency as a Director, an individual is either an “Inside Director” or an “Outside Director” as those terms are hereinafter defined.

(g)	A Director shall be considered to have a “Disability” during the period in which he is unable to perform the functions of his position as a member of the Board by reason of a physical or mental impairment, as determined by the Committee, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 90 days.

(h)	The term “Fair Market Value” of a share of Stock for a particular date means the simple arithmetic mean between the highest and lowest prices per share at which the Stock is traded as reported for the New York Stock Exchange Composite Transactions for that date, or if not so traded, the simple arithmetic mean between the closing bid-and-asked prices thereof as reported for such Exchange on that date, rounded to the nearest number within two decimal places.

(i)	The term “Inside Director” shall mean a Director who is an employee of the Company or any of its Affiliates (but only during such times as such employment continues).

(j)	The term “Nonparticipating Director” shall mean any Director who satisfied both of the following conditions: (i) the Director had five years of Continuous Service under the Retirement Plan for Outside Directors as of May 11, 2005; and (ii) the Director elected, at the time and in accordance with procedures established by the Board, to not participate in this Plan.

(k)	The term “Outside Director” shall mean a Director who is not an Inside Director, but shall exclude any Nonparticipating Director.

(l)	The term “Service” shall mean incumbency, measured in years and months to the nearest whole month, as an Outside Director of the Company.

(m)	The term “Stock” shall mean common stock of the Company.

     IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer as of May 11, 2005.

BOWATER INCORPORATED

By:	/s/ James T. Wright

Name:	James T. Wright

Title:	Sr. Vice President – Human Resources

Date Signed:	3/24/2005